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EXHIBIT 23

Consent of Independent Auditors



The Board of Directors
Airgas, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-69214) on Form S-8 of Airgas, Inc. of our report dated March 15, 2002 relating to the statement of financial position of the Airgas, Inc. 2001 Employee Stock Purchase Plan as of December 31, 2001, and the related statement of changes in participants' equity for the period August 2, 2001 (inception) to December 31, 2001 which report is included in the December 31, 2001 Annual Report on Form 11-K of the Airgas, Inc. 2001 Employee Stock Purchase Plan.



/s/ KPMG LLP


Philadelphia, Pennsylvania
March 25, 2002